Exhibit 10.12.2

[Cardinal Health Letterhead]

July 17, 2018

Ms. Patricia B. Morrison
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Dear Patty:

The purpose of this letter (referred to as this “Agreement”) is to confirm the agreement between Cardinal Health, Inc. and its subsidiaries (“the Company”) and you concerning your retirement from the Company and the retirement benefits to be provided to you in consideration of your many years of service and significant contributions to the Company.

Retirement Date
You will retire and cease to be an officer and employee of the Company on August 31, 2018 (“Retirement Date”). You agree to provide a letter of resignation to this effect for our corporate records.

Long-term incentive awards
You will be deemed to have “retired” for purposes of your long-term incentive awards. As a result, subject to the terms of the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan and the applicable award agreements, (i) a ratable portion of each unvested installment of your outstanding stock options will immediately vest and become exercisable upon your Retirement Date, and options, to the extent vested, may be exercised until their grant expiration term, (ii) a ratable portion of each unvested installment of your outstanding restricted share units will immediately vest upon your Retirement Date, and (ii) following the end of the applicable performance period, a ratable portion of your unvested performance share units, which would have vested if you had remained employed through the payment date, will vest.

In accordance with the Company’s standard procedures, for receipt of this retirement treatment, you hereby release the Company and all of its affiliates and related entities, predecessors, successors and assigns (whether to all or any part of such entities’ businesses), and all of such entities’ officers, directors, agents, representatives, attorneys, and employees (current and former) and their employee benefit plans and programs and their administrators and fiduciaries from any and all claims and causes of action that may exist, whether known or unknown, as of the date of your execution of this Agreement, with the exception of any other claims that cannot be waived by law.

Successors
You, and anyone who succeeds to your rights and responsibilities, are bound by this Agreement, and this Agreement will accrue to the benefit of and may be enforced by the Company and its successors and assigns.

Severability
You agree that the validity or unenforceability of any part of this Agreement shall not affect the validity or enforceability of any remaining provisions.

Governing Law
You agree that all questions concerning the intention, validity or meaning of this Agreement shall be construed and resolved according to the laws of the State of Ohio. You also designate the federal and state courts in

Franklin County, Ohio as the courts of competent jurisdiction and venue for any actions or proceedings related to this Agreement, and hereby irrevocably consent to such designation, jurisdiction and venue.

By signing below, you agree to and accept all of the terms in this Agreement.

Sincerely,

CARDINAL HEALTH, INC.

/s/ Pamela O. Kimmet

Pamela O. Kimmet
Chief Human Resources Officer

Agreed to:

/s/ Patricia B. Morrison            July 20, 2018
Patricia B. Morrison                 Date